UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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    Preliminary Proxy Statement                    Confidential, for Use of the
                                                   Commission Only (as permitted
    Definitive Proxy Statement                     by Rule 14a-6(e)(2))

    Definitive Additional Materials

[X] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                EQUITY INNS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                      Filed by Equity Inns, Inc.
                                                         Pursuant to Rule 14a-12
                                          of the Securities Exchange Act of 1934

                                             Subject Company:  Equity Inns, Inc.
                                                 Commission File No.:  001-12073


         In connection with 2004 annual meeting of shareholders of Equity Inns, Inc., including the solicitation of proxies for the election of directors, Equity Inns intends to file a proxy statement and other materials with the Securities and Exchange Commission. Shareholders are urged to read the proxy statement and these other materials when they become available because they will contain important information. Shareholders may obtain a free copy of the proxy statement and these other materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning Equity Inns, at the Securities and Exchange Commission website at www.sec.gov. Equity Inns and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the election of directors at Equity Inns' 2004 annual meeting of shareholders. Information regarding these directors and executive officers is included in the proxy statement for Equity Inns' 2003 annual meeting of shareholders filed with the Securities and Exchange Commission on April 14, 2003 and Equity Inns' Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission on March 12, 2004. Additional information regarding these directors and executive officers and their interests will be included in the proxy statement for Equity Inns' 2004 annual meeting of shareholders.

        The following is the text of a press release issued by Equity Inns, Inc. on March 18, 2004:


           EQUITY INNS NOMINATES ROBERT P. BOWEN TO BOARD OF DIRECTORS

GERMANTOWN, Tenn., March 18, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced that it has nominated Robert P. Bowen to the Board of Directors. Mr. Bowen's appointment is subject to shareholder approval.

Mr. Bowen retired as a partner of Arthur Andersen LLP in 1999, having been with the firm for more than 31 years. He was partner-in-charge of the Audit practice of Arthur Andersen's Memphis and Little Rock offices. Mr. Bowen has more than 25 years of experience in the hospitality industry and was a member of Andersen's worldwide hospitality industry team, serving clients including Holiday Inns, Inc. and its successor, Harrah's Entertainment, Inc. (NYSE: HET), Promus Hotel Corporation and Belz Enterprises. He is currently a Director and Chair of the Audit Committee for Gaylord Entertainment Company (NYSE: GET).

Mr. Bowen holds an MBA from Emory University and a BA degree from Mississippi State University.

The Company also announced that William W. Deupree, Jr. stepped down from the Board of Directors, effective February 17, 2004. He had been a member of Equity Inns' Board of Directors for more than ten years.

Phillip H. McNeill, Sr., Chairman of the Board and Chief Executive Officer of Equity Inns, Inc. said, "We are pleased to nominate Bob Bowen to our Board of Directors and strongly recommend his approval by our shareholders. His wealth of audit and hospitality experience, especially in dealing with public companies, will make him a valuable asset to our Company." Mr. McNeill continued, "At the same time, we thank Bill Deupree for his many contributions, and wish him well on his future endeavors." About Equity Inns Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 92 hotels with 11,871 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:     Equity Inns, Inc.
             Howard Silver,
             President
             901/754-7774
                  Or
             Integrated Corporate Relations, Inc.
             Brad Cohen
             203/222-9013 ext. 238